Exhibit 10.9

TERAWULF INC.

November 4, 2021

Paul Prager

prager@terawulf.com

Dear Paul:

This letter agreement (this “Agreement”) sets forth our mutual understanding and agreement concerning your employment with TeraWulf Inc., a Delaware corporation (together with any of its subsidiaries and affiliates as may employ you from time to time, and any and all successors thereto, the “Company”).

Term; Effectiveness. The period of your employment under this Agreement (the “Term”) will commence as of May 1, 2021 (the “Effective Date”), and will continue until the first anniversary of the Effective Date (the “Initial Term”). The Initial Term will be automatically extended for successive one-year periods (each such one-year period, a “Renewal Term”), unless either party provides written notice that the Term will not be so extended to the other party at least sixty (60) days prior to the last day of the then current term (e.g., Initial Term or Renewal Term, as applicable).

Position, Authority, Duties and Responsibilities. During the Term, you will be employed in the position of Chief Executive Officer of the Company and will have such authority, duties and responsibilities as are customary for such positions. You will report to the Board of Directors of the Company (the “Board”). If requested by the Board, you will also serve as an officer of subsidiaries or affiliates of the Company. Except as otherwise provided herein, you will not be entitled to any additional compensation for your service for other positions or titles you may hold with any subsidiaries or affiliates of the Company to the extent you are so appointed. Notwithstanding the preceding, you will be permitted to be involved with the businesses set forth on Annex I attached hereto.

You agree to observe and comply with the Company’s rules and policies as adopted from time to time by the Company. You will devote the majority of your business time, skill, attention and best efforts to the performance of your duties hereunder; provided, however, that you will be entitled to (i) serve on civic, charitable, and religious boards and (ii) manage your personal and family investments, in each case, to the extent that such activities do not materially interfere with the performance of your duties and responsibilities hereunder, are not in conflict with the business interests of the Company or its subsidiaries or affiliates and do not otherwise compete with the business of the Company or any of its subsidiaries or affiliates.

Annual Base Salary. During the Term, for all services rendered under this Agreement, you will receive an annual base salary of $950,000, payable in accordance with the Company’s applicable payroll practices.

Annual Bonus. During the Term, you will be eligible to earn an annual fiscal year performance-based bonus (the “Annual Bonus”), with a target of 150% of your annual base salary, based upon both objective and/or subjective factors set annually by the Compensation Committee of the Board (the “Compensation Committee”), as applicable, and communicated to you at the beginning of the relevant year. Each such Annual Bonus will be payable on such date as is determined by the Compensation Committee, but in any event within the period required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Department of Treasury Regulations (or any successor thereto). Notwithstanding the foregoing, no Annual Bonus will be payable with respect to any calendar year unless you remain continuously employed with the Company on the date of payment.

Equity Compensation.  During the Term, you shall be eligible to receive equity-based compensation awards under the Company’s 2021 Omnibus Incentive Plan (or its successor plan) from time to time, as determined by the Board (or a subcommittee thereof) in its sole discretion.

Benefits. During the Term, you will be entitled to participate in the Company’s benefit plans and programs generally made available from time to time for its employees generally, including, but not limited to medical, 401(k), and paid time off, subject to the terms and conditions of such plans and programs. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason. The Company will reimburse you for your reasonable expenses incurred in connection with performing your duties hereunder, in accordance with its then prevailing policies and procedures for expense reimbursement.

At-Will Employment; Termination. Your employment with the Company will be “at will,” such that the Company may terminate your employment at any time, with or without reason and with or without notice. You agree to provide the Company with at least sixty (60) days advance written notice of any voluntary resignation of your employment hereunder, and, in such event, the Company in its sole discretion may elect to accelerate the effective date of termination. The Company reserves the right to require that you not be in the offices of the Company or any of its affiliates and/or not undertake all or any of your duties and/or not contact clients, colleagues or advisors of the Company or any of its affiliates (unless otherwise instructed) during all or part of any period of notice of your termination of service (in which case you will be referred to hereunder as being on “garden leave”). During any period of garden leave, your terms and conditions of service and duties of fidelity and confidentiality to the Company will remain in full force and effect and, during any such period, you will remain a service provider to the Company and will not be employed or engaged in any other business.

Upon termination of your employment for any reason, you agree to resign, as of the date of termination or such other date requested by the Company, from all positions and offices that you then hold with the Company and its subsidiaries and affiliates.

Following the termination of your employment with the Company by either party and for any reason, all obligations of the Company to pay or provide you with compensation and benefits will cease, except (i) for the payment of any unpaid base salary or any unreimbursed expenses, in each case accrued or incurred through the effective date of the termination of your employment (the “termination date”), which will be payable as soon as practicable and in all events within 30 days following the termination date, (ii) as explicitly set forth in any other benefit plans or arrangements applicable to terminated employees in which you participate and (iii) as otherwise expressly required by applicable law (collectively, the “Accrued Obligations”). For the avoidance of doubt, except as described in Exhibit A attached hereto, any bonus for the year of termination of employment is forfeited if your employment is terminated for any reason. In addition, if your employment with the Company is terminated in certain circumstances, you (or your estate) will be entitled to receive certain payments and benefits as described in Exhibit A attached hereto, and subject to the conditions set forth therein.

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Certain Covenants. As a condition of your employment, you agree to be bound by the restrictive covenants set forth in the Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”), attached hereto as Exhibit B, which will be in addition to, and not supersede, any restrictive covenant obligations to which you may otherwise be subject. The Restrictive Covenant Agreement will be executed contemporaneously with this Agreement.

Clawback. Any amounts payable hereunder are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to you. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

Indemnification. During your employment and service as an officer and at all times thereafter during which you may be subject to liability, you will be entitled to indemnification set forth in the Company’s governing documents to the maximum extent allowed under the laws of the State of Delaware and you will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by you in connection with any action, suit, or proceeding to which you may be made a party by reason of you being or having been a director, officer or employee of the Company or any of its subsidiaries (other than any dispute, claim or controversy arising under or relating to this Agreement). Notwithstanding anything to the contrary herein, your rights under this paragraph will survive the termination of your employment for any reason and the expiration of this Agreement for any reason.

Cooperation. You agree that during and after your employment with the Company, you will assist the Company and its subsidiaries and affiliates in the defense of any claims or potential claims that may be made or threatened to be made against the Company or any of its subsidiaries and affiliates in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, that are not adverse to you (each, an “Action”), and will assist the Company and its subsidiaries and affiliates in the prosecution of any claims that may be made by the Company the Company and its subsidiaries and affiliates in any Action, to the extent that such claims may relate to your employment or the period of your employment by the Company and its subsidiaries and affiliates. You agree, unless precluded by law, to promptly inform the Company if you are asked to participate (or otherwise become involved) in any such Action. You also agree, unless precluded by law, to promptly inform the Company if you are asked to assist in any investigation (whether governmental or otherwise) of the Company and its subsidiaries and affiliates (or their Actions) to the extent that such investigation may relate to your employment or the period of the your employment by the Company, regardless of whether a lawsuit has then been filed against the Company and its subsidiaries and affiliates with respect to such investigation. The Company or one of its subsidiaries or affiliates will reimburse you for all of your reasonable out-of-pocket expenses incurred in connection with such cooperation.

Certain Representations. You represent and warrant that as of the date hereof: (i) you have the full right, authority and capacity to enter into this Agreement and perform your obligations hereunder; (ii) you are not bound by any agreement that conflicts with or prevents or restricts the full performance of your duties and obligations to the Company hereunder; and (iii) the execution and delivery of this Agreement will not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which you are subject. You acknowledge and agree that the Company shall not have any obligation to reimburse or indemnify you for any losses arising from any breach of the foregoing representations.

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Tax Withholding. The Company may deduct and withhold from any amounts payable under this Agreement such Federal, state, local, non-U.S. or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation.

Assignment. Without the prior written consent of the Company, you may not assign this Agreement, except that you may assign by will or the laws of descent and distribution your accrued rights to payment, and any assignment in violation of this Agreement will be void. This Agreement will be binding on you and the Company and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, successors by merger, consolidation, sale or similar transaction and in the event of your death, your estate and heirs in the case of any payments due to you hereunder); provided that the Company may assign its rights and obligations under this Agreement without the consent of you in the event that the Company shall hereafter affect any internal reorganization of the Company’s corporate structure, consolidation or merger. This Agreement shall be automatically assigned to HoldCo, upon the consummation of the transactions contemplated in that certain Agreement and Plan of Merger, dated on or about June 24, 2021, by and among IKONICS Corp., a Minnesota corporation (“Parent”), Telluride Holdco, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“HoldCo”), Telluride Merger Sub I, Inc., a Minnesota corporation and direct wholly owned subsidiary of HoldCo (“Merger Sub I”), Telluride Merger Sub II, Inc., a Delaware corporation and direct wholly owned subsidiary of HoldCo, and the Company (the “Merger Agreement”), without any further action by any person and Holdco shall assume all of the obligations under this Agreement as of such date. The immediately preceding sentence will be deemed inoperative without any action on the part of any person and be void ab initio if the transactions contemplated by the Merger Agreement are abandoned or the Merger Agreement is terminated. For the avoidance of doubt, following such assignment all references to “the Company” or “TeraWulf Inc.” will be deemed to be references to “Telluride Holdco, Inc.” (to be renamed TeraWulf Inc. following the transactions contemplated by the Merger Agreement).

Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

Dispute Resolution; Consent to Jurisdiction. You and the Company agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement (whether brought by any party or any of its affiliates or against any party or any of its affiliates) shall be brought in the United States federal and state courts in Wilmington, Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Amendment; Entire Agreement. No provisions of this Agreement may be amended, except by a written document signed by you and a duly authorized officer of the Company (other than you). This Agreement constitutes the entire agreement and understanding between the Company and you with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral), between you and the Company, relating to such subject matter. This Agreement is intended to and hereby supersedes any prior agreements or understandings, whether formal or informal, between you and the Company or any of its subsidiaries or affiliates.

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IRC Section 409A. The parties hereto acknowledge and agree that, to the extent applicable, this Agreement will be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date (“Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in no event whatsoever will the Company or any of its subsidiaries or affiliates be liable for any additional tax, interest or penalties that may be imposed on you as a result of Section 409A or any damages for failing to comply with Section 409A. Any payments to be made under this Agreement upon a termination of employment that are “nonqualified deferred compensation” shall only be made upon a “separation from service” within the meaning of Section 409A. For purposes of Section 409A, your right to receive installment payments pursuant this Agreement will be treated as a right to receive a series of separate and distinct payments. To the extent that any reimbursement of expenses or in-kind benefits constitutes “nonqualified deferred compensation” under Section 409A, such reimbursement or benefit will be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year will not affect the amount of in-kind benefits provided in any other year. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Counterparts. This Agreement may be executed in multiple counterparts, which together shall constitute one and the same agreement. Facsimile, pdf and other true and accurate copies of this Agreement shall have the same force and effect as originals hereof.

[Signature Page Follows]

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This Agreement is executed and delivered by the Company and you as of the date first set forth above.

Sincerely,

TERAWULF INC.

	By:	/s/ Nazar Khan
	Name:	Nazar Khan
	Title:	Chief Operating Officer

Accepted and Agreed:

/s/ Paul Prager
Paul Prager

[Signature Page to Employment Agreement]

ANNEX I

Permitted Activities

1.	Continued involvement in:

a.	The Bitcoin mining business in Hardin, MT, that is in existence as of the date of this Agreement, on behalf of Beowulf Energy LLC in connection with its building and operation of a data center for Marathon Digital Holdings Inc.;

b.	The asset management, operations and management consulting with respect to Rijnmond Power Holding B.V. as well as its wholly owned 810 MW combined cycle gas turbine Rijnmond power generation facility near Rotterdam, the Netherlands, on behalf of Beowulf Energy LLC and Beowulf Energy Europe LLC;

c.	The asset management, operations, financing, redevelopment, disposition and/or restructuring of all or a portion of the portfolio of domestic power generation assets owned by Heorot Power Holdings LLC and located in California, Montana, Colorado, Massachusetts and New York (the “Power Generation Assets”) by or on behalf of Beowulf Energy LLC; and

d.	The acquisition, disposition, operation, redevelopment or wind-down of one or more of the Power Generation Assets by or on behalf of Beowulf Energy LLC or its commonly controlled affiliates.

2.	You shall be permitted to raise a fund to invest in crypto currencies other than Bitcoin, mine crypto currencies other than Bitcoin, invest in crypto-related equipment and engage in financing arrangements associated with those activities.

EXHIBIT A

1.            Termination without Cause, Company Non-Renewal of the Term or Resignation for Good Reason. Subject to your continued compliance with the covenants contained in the Restrictive Covenant Agreement attached as Exhibit B to the Agreement, if your employment is terminated (i) by the Company without Cause, (ii) due to the Company’s non-renewal of the Term or (iii) your resignation from employment for Good Reason then, in addition to the Accrued Obligations, the Company will:

(a)            pay you a lump-sum cash payment on the sixtieth (60th) calendar day following the termination date in an aggregate amount equal to the annual base salary that would have been paid to you during the eighteen (18)-month period following the termination date (the “Severance Period”), less applicable taxes and withholdings (the “Severance Payment”); provided that, in the event the Company determines that you have materially violated any covenant contained in the Restrictive Covenant Agreement, you will be required to disgorge to the Company a prorated portion of the Severance Payment, determined on a daily basis from the date of such breach through the last day of the Severance Period;

(b)            continue to provide coverage during the Severance Period (or until you become eligible for comparable coverage under the medical health plans of a successor employer, if earlier) for you and any eligible dependents under all Company health and welfare plans in which you and any such dependents participated immediately prior to the termination date, subject to any active-employee cost-sharing or similar provisions in effect for you thereunder as of immediately prior to the termination date; provided that such coverage will not be provided in the event the Company would be subject to any excise tax under Section 4980D of the Code or other penalty or liability pursuant to the provisions of the Patient Protection and Affordable Care Act of 2010 (as amended from time to time), and in lieu of providing the coverage described above, the Company will instead pay to you a fully taxable monthly cash payment in an amount such that, after payment by you of all taxes on such payment, you retain an amount equal to the applicable premiums for such month, with such monthly payment being made on the last day of each month for the remainder of the Severance Period. For the avoidance of doubt, your health benefit coverage from the Company during the Severance Period shall run concurrent with the health continuation coverage period mandated by Section 4980B of the Code;

(c)            pay you a prorated portion of the Annual Bonus payable with respect to the fiscal year in which such termination occurs determined on a daily basis, based on target level of achievement of the applicable performance goals for such year, payable on the sixtieth (60th) calendar day following the termination date;

(d)            pay you any previously earned Annual Bonus payable to you for any fiscal year of the Company completed on or before the termination date that has not been paid to you as of the termination date, payable on the sixtieth (60th) calendar day following the termination date; and

(e)            treat all outstanding equity awards held by you in accordance with the terms of the applicable equity plan and award agreements; provided that, with respect to awards that vest (i) solely based on continued service with the Company, you will vest in any tranche scheduled to vest in accordance with the applicable award agreement during the Severance Period and (ii) based on the achievement of performance criteria, based on the actual achievement of such performance criteria that occurs during the Severance Period.

2.            Termination due to Disability or Death. Subject to your continued compliance with the covenants contained in Exhibit B, if your employment terminates due to your Disability or death, then, in addition to the Accrued Obligations, the Company will:

(a)            pay you (or your estate) a pro-rata Annual Bonus for the year of termination, determined on a daily basis, based on actual performance for the full year, payable in the same manner and the same time as provided in the “Annual Bonus” section of this Agreement; and

(b)            pay you (or your estate) any previously earned Annual Bonus payable to you for any fiscal year of the Company completed on or before the termination date that has not been paid to you as of the termination date, payable on the sixtieth (60th) calendar day following the termination date.

3.            Release. Notwithstanding anything herein to the contrary, the amounts set forth in this Exhibit A will be contingent upon and subject to your (or your estate’s, if applicable) execution and non-revocation of a general waiver and release of claims agreement in the Company’s customary form (the “Release”) (and the expiration of any applicable revocation period), on or prior to the sixtieth (60th) day following the date of termination.

4.            Definitions. For purposes of this Agreement:

(a)            “Cause” will mean (i) a conviction (after all appeals have been exhausted), guilty plea, or plea of nolo contendere of you of, or to, a felony charge, (ii) the conviction (after all appeals have been exhausted), guilty plea, or plea of nolo contendere of you of, or to, a crime involving fraud or embezzlement that causes material harm to the Company or its stockholders, or (iii) your willful and continued abuse or neglect of your position of Chief Executive Officer of the Company that exists for thirty (30) days after a majority of the Board delivers to you written demand that such abuse or neglect by you of your position as Chief Executive Officer of the Company cease and desist, where such written demand specifically identifies the manner in which such majority of the Board believes that you has so abused or neglected your position of Chief Executive Officer of the Company. For purposes hereof, no act or failure to act on the part of you shall be considered “willful abuse or neglect” unless done or omitted to be done by you in bad faith or without a reasonable believe that such act or omission was consistent with your responsibilities and in the best interest of the Company.

(b)            “Disability” will mean your disability caused by any physical or mental injury, illness or incapacity as a result of which you have been unable to effectively perform the essential functions of your duties for a continuous period of more than 120 days or for any 180 days (whether or not continuous) within a 365-day period, as determined by the Board in good faith. If any question will arise as to whether a Disability exists, you may, and at the request of the Company will, submit to a medical examination by a physician selected by the Company to determine whether a Disability exists and such determination will for the purposes of this Agreement be conclusive of the issue. If such question will arise and you will fail to submit to such medical examination, the Company’s determination of the issue will be binding on you.

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(c)            You will have “Good Reason” to resign from your employment in the event that any of the following actions are taken by the Company without your prior written consent: (i) a material reduction in your annual base salary; (ii) a material reduction in your Annual Bonus target opportunity; (iii) any material diminution of your duties, responsibilities, authority, positions or titles , including by reason of your no longer being the most senior executive officer of a publicly traded company; (iv) a material change in your reporting line, which for the avoidance of doubt will include no longer reporting directly to the Board; or (v) any material breach by the Company of any material term or provision of the Agreement; provided, however, that none of the events described in the foregoing clauses shall constitute Good Reason unless you have notified the Company in writing describing the events that constitute Good Reason within thirty (30) calendar days following the first occurrence of such events and then only if the Company fails to cure such events within thirty (30) calendar days after the Company’s receipt of such written notice, and you have actually terminated your employment with the Company promptly following the expiration of such cure period.

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EXHIBIT B

Restrictive Covenant Agreement

[Filed as a separate exhibit.]